Exhibit 99.1

News Release

AppFolio, Inc. Announces Fourth Quarter and Full Year 2015
Financial Results

SANTA BARBARA, Calif., February 22, 2016 (GLOBE NEWSWIRE) -- AppFolio, Inc. (NASDAQ: APPF), a leading provider of cloud-based business software solutions, today announced results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Highlights

•	Fourth quarter revenue was $20.4 million, an increase of 54% period-over-period.

•	2015 revenue was $75.0 million, an increase of 57% compared to 2014.

•	Fourth quarter GAAP net loss was $3.9 million, or a net loss of $0.12 per share; Non-GAAP net loss was $3.5 million, or a net loss of $0.10 per share.

•	2015 GAAP net loss was $15.7 million, or a net loss of $0.73 per share; Non-GAAP net loss was $14.7 million, or a net loss of $0.69 per share.

•	Increased property manager customers 40% year-over-year to 8,218; increased units under management 28% year-over-year to 2.15 million.

•	Increased law firm customers 68% year-over-year to 6,145.

“The fourth quarter wrapped up a strong 2015 for AppFolio," commented Brian Donahoo, President and CEO of AppFolio.  "During the year, we continued to focus on keeping customers happy, winning new customers, adding new products and services to support our customers’ business needs and keeping up a rapid pace of software innovation and development. We believe that our achievements in 2015 strengthened our foundation, and better position AppFolio for long-term sustainable growth.”

Financial Outlook

Based on information available as of February 22, 2016, we are providing our outlook for full year 2016 as indicated below.

•	Full year revenue is expected to be in the range of $100.0 million to $104.0 million.

•	Weighted average common shares outstanding are expected to be approximately 33.7 million for the full year.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, we provide investors with certain Non-GAAP financial measures, including Non-GAAP net loss and Non-GAAP net loss per share, which are financial measures that have not been prepared in accordance with GAAP. Non-GAAP net loss and non-GAAP net loss per share are defined as net loss and net loss per share, respectively, attributable to common stockholders before stock-based compensation expense.

We use these Non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. The principal limitation of these Non-GAAP financial measures is that they exclude expenses that are required by GAAP to be recorded in our financial statements. These financial measures are not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these financial measures may be different from Non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A reconciliation of the Non-GAAP financial measures to the most direct comparable GAAP measure has been provided in the financial statement tables included below in this press release.

We urge investors to review these reconciliations and not to rely on any single financial measure to evaluate our business.

Conference Call Information
As previously announced, we will host a conference call today, February 22, 2016, to discuss our fourth quarter and full year 2015 financial results at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. A live webcast of the conference call will be available at http://ir.appfolioinc.com. The conference call can also be accessed by dialing 855-539-0896 (Domestic), or 412-455-6028 (International). The conference ID is 35780476. A replay will be available at 855-859-2056 (Domestic) and 404-537-3406 (International) until the end of day February 26, 2016. An archived webcast of this conference call will be available for 12 months on our website listed above.

About AppFolio, Inc.
AppFolio provides comprehensive, easy-to-use, cloud-based business software solutions for small and medium-sized businesses in various vertical markets. Our products include cloud-based property management software (AppFolio Property Manager) and cloud-based legal practice management software (MyCase). The Company was founded in 2006 and is headquartered in Santa Barbara, CA. Learn more at www.appfolioinc.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements that are not statements of historical fact contained in this press release, and can be identified by words such as “anticipates,” “believes,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “could,” “will,” “would,” or similar expressions and the negatives of those expressions. In particular, forward-looking statements contained in this press release relate to our future or assumed revenues and weighted-average outstanding shares, as well as our future growth opportunities.

Forward-looking statements represent our management’s current beliefs and assumptions based on information currently available. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in the Form 10-Q for the quarter ended September 30, 2015, which we filed with the Securities and Exchange Commission (the "SEC") on November 9, 2015, as well as in our other filings with the SEC. You should read this press release with the understanding that our actual future results may be materially different from the results expressed or implied by these forward looking statements.

Except as required by applicable law or the rules of the NASDAQ Stock Market, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations Contact:
Erica Abrams, ir@appfolio.com, 805-364-6093

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par values)

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$12,063	$5,412
Investment securities—current	10,235	—
Accounts receivable, net	2,048	1,191
Prepaid expenses and other current assets	3,160	1,204
Total current assets	27,506	7,807
Investment securities—noncurrent	34,417	—
Property and equipment, net	6,107	2,623
Capitalized software, net	10,022	5,509
Goodwill	6,737	4,998
Intangible assets, net	4,516	3,615
Other assets	1,176	882
Total assets	$90,481	$25,434
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,369	$2,088
Accrued employee expenses	5,159	3,150
Accrued expenses	3,340	1,721
Deferred revenue	4,953	3,772
Other current liabilities	1,084	2,797
Total current liabilities	16,905	13,528
Deferred revenue	—	8
Other liabilities	879	199
Total liabilities	17,784	13,735
Convertible preferred stock, Series A, B, B-1, B-2 and B-3, $0.0001 par value, 68,027 shares authorized, issued and outstanding as of December 31, 2014. Liquidation preference of $62,020 as of December 31, 2014.	—	63,166
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 25,000 authorized and no shares issued and outstanding as of December 31, 2015	—	—
Class A common stock, $0.0001 par value, 250,000 shares authorized as of December 31, 2015; 9,005 shares issued and outstanding as of December 31, 2015	1	—
Class B common stock, $0.0001 par value, 50,000 shares authorized as of December 31, 2015; 24,541 and 9,042 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively;	3	1
Additional paid-in capital	141,528	1,546
Accumulated other comprehensive loss	(153)	—
Accumulated deficit	(68,682)	(53,014)
Total stockholders’ equity (deficit)	72,697	(51,467)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$90,481	$25,434

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue	$20,399	$13,219	$74,977	$47,671
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	9,465	6,443	33,903	22,555
Sales and marketing	7,100	5,357	26,076	16,876
Research and product development	2,594	1,946	9,554	6,505
General and administrative	3,356	2,925	14,343	6,489
Depreciation and amortization	1,852	1,114	6,104	3,805
Total costs and operating expenses	24,367	17,785	89,980	56,230
Loss from operations	(3,968)	(4,566)	(15,003)	(8,559)
Other expense, net	13	(18)	5	(121)
Interest (expense) income, net	106	11	(595)	59
Loss before provision for income taxes	(3,849)	(4,573)	(15,593)	(8,621)
Provision for income taxes	41	—	75	—
Net loss	$(3,890)	$(4,573)	$(15,668)	$(8,621)
Net loss per share, basic and diluted	$(0.12)	$(0.52)	$(0.73)	$(0.98)
Weighted average common shares outstanding, basic and diluted	33,407	8,853	21,336	8,757

Stock-Based Compensation Expense
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$38	$19	$124	$68
Sales and marketing	31	16	115	48
Research and product development	19	2	41	19
General and administrative	296	698	727	757
Total stock-based compensation expense	$384	$735	$1,007	$892

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash from operating activities
Net loss	$(3,890)	$(4,573)	$(15,668)	$(8,621)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,852	1,114	6,104	3,805
Purchased investment premium, net of amortization	(485)	—	(865)	—
Amortization of deferred financing costs	15	—	456	—
Loss on disposal of property, equipment and intangibles	60	50	67	116
Stock-based compensation	384	734	1,007	892
Change in fair value of contingent consideration	—	82	—	26
Loss on equity-method investment	—	—	—	19
Changes in operating assets and liabilities:
Accounts receivable	190	187	(746)	(401)
Prepaid expenses and other current assets	(548)	(1)	(1,893)	(549)
Other assets	64	(9)	(56)	(5)
Accounts payable	(606)	798	(439)	1,831
Accrued employee expenses	(1,223)	34	1,887	1,088
Accrued expenses	(99)	358	1,135	1,011
Deferred revenue	511	262	1,173	837
Other liabilities	705	156	994	426
Net cash (used in) provided by operating activities	(3,070)	(808)	(6,844)	475
Cash from investing activities
Purchases of property and equipment	(1,460)	(244)	(3,694)	(1,878)
Additions to capitalized software	(2,304)	(1,314)	(7,677)	(4,567)
Purchases of investment securities	(13,750)	—	(74,176)	—
Sales of investment securities	6,977	—	10,977	—
Maturities of investment securities	14,309	—	19,259	—
Cash paid in business acquisition, net of cash acquired	—	—	(4,039)	—
Purchases of intangible assets	(1)	(13)	(17)	(31)
Net cash provided by (used in) investing activities	3,771	(1,571)	(59,367)	(6,476)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash from financing activities
Proceeds from stock option exercises	29	13	357	168
Proceeds from issuance of restricted stock	—	—	141	—
Proceeds from issuance of options	—	—	208	—
Principal payments under capital lease obligations	(5)	(4)	(27)	(24)
Proceeds from initial public offering, net of underwriting discounts	—	—	79,570	—
Payments of initial public offering costs	(214)	—	(4,213)	—
Payment of contingent consideration	—	—	(2,429)	—
Proceeds from issuance of debt	253	—	10,253	—
Principal payments on debt	(241)	—	(10,241)	—
Payment of debt issuance costs	(218)	—	(757)	—
Net cash (used in) provided by financing activities	(396)	9	72,862	144
Net increase (decrease) in cash and cash equivalents	305	(2,370)	6,651	(5,857)
Cash and cash equivalents
Beginning of period	11,758	7,782	5,412	11,269
End of period	$12,063	$5,412	$12,063	$5,412

Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP net loss	$(3,890)	$(4,573)	$(15,668)	$(8,621)
Stock-based compensation expense	384	735	1,007	892
Non-GAAP net loss	$(3,506)	$(3,838)	$(14,661)	$(7,729)
Non-GAAP net loss per share, basic and diluted	$(0.10)	$(0.43)	$(0.69)	$(0.88)
Weighted average common shares outstanding, basic and diluted	33,407	8,853	21,336	8,757

Supplemental Information

The following table presents our revenue categories for the quarter and full year ended December 31, 2015 and 2014 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Core solutions	$8,958	$6,408	$32,119	$22,406
Value+ services	10,103	5,944	37,998	22,525
Other	1,338	867	4,860	2,740
Total revenues	$20,399	$13,219	$74,977	$47,671

The following table presents our customers and units under management at the end of each quarter during the full year ended December 31, 2015 and 2014:

	2015				2014
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Property manager customers	8,218	7,561	7,016	6,491	5,885	5,331	4,911	4,471
Property manager units under management (in millions)	2.15	2.01	1.92	1.81	1.68	1.53	1.43	1.32

Legal customers	6,145	5,566	4,891	4,253	3,658	3,203	2,701	2,218